Exhibit 99

Latham Group, Inc. Reports Fourth Quarter and Full Year 2025
Financial Results and Provides 2026 Guidance

•	Strong Fourth Quarter and Full Year Results as Latham Continued to Outperform the U.S. In-Ground Pool Market

•	Year-on-Year Margin Expansion Reflected Lower Cost Structure and Cost Discipline, While Increasing Investments to Drive Future Growth

•	In February 2026, Latham Acquired Freedom Pools, Significantly Expanding Australia/New Zealand Market Position; Transaction is Expected to be Immediately Accretive to Earnings

•	2026 Guidance Anticipates 9.0% Net Sales Growth and 12.7% Adjusted EBITDA Growth at the Midpoints

Fourth Quarter 2025 Financial Highlights:

•	Net sales of $100.0 million up 14.5%

•	Net loss of $7.0 million / Net loss per diluted share of $0.06 vs. net loss per diluted share of $0.25 in prior year

•	Adjusted EBITDA of $10.5 million up 189.6%, reaching 10.5% of net sales

Full Year 2025 Financial Highlights:

•	Net sales of $545.9 million up 7.4%

•	Net income of $11.1 million / Net income per diluted share of $0.09 vs. net loss per diluted share of $0.15 in prior year

•	Adjusted EBITDA of $99.8 million up 24.4%, reaching 18.3% of net sales

LATHAM, N.Y. – March 3, 2026 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“2025 marked another year of strong execution by the Latham team,” said Sean Gadd, President and CEO of Latham Group. “A disciplined focus on strategic priorities enabled the Company to continue to outperform the U.S. in-ground pool market while driving meaningful margin expansion. Latham’s strengthening market position in the important Sand States provides significant growth opportunities as we move into 2026 and beyond.

“Fourth quarter results represented a strong finish to the year, with the Company delivering year-over-year sales growth across all three product categories, underscoring the strength and resilience of Latham’s diversified product portfolio. In-ground pool sales increased 15% in the fourth quarter, driven by growth in fiberglass pool sales which accounted for 76.5% of Latham’s total in-ground pool sales in 2025. Covers and liners were also important contributors to fourth quarter and full year sales growth, reflecting an increase in consumer and builder awareness and adoption of those categories.

“Latham also gained considerable traction in Florida – the Company’s initial Sand State target market – where Latham’s fiberglass pool sales increased at a double-digit rate in 2025. As part of our strategy in Florida, we generated new dealer sign-ups, gained representation in several Master Planned Communities, and continued to nurture strategic partnerships with select custom homebuilders.

“Margin expansion was a key highlight of 2025, with gross margin expanding by 340 basis points in the fourth quarter and 320 basis points for the year, resulting from higher volumes, lean manufacturing and value engineering initiatives, and the accretive acquisitions of Coverstar Central, New York, and Tennessee. Adjusted EBITDA margin also expanded by 630 basis points in the fourth quarter and 250 basis points in 2025, as higher gross margin more than offset increased investments in growth initiatives.”

Fourth Quarter 2025 Results

Net sales for the fourth quarter of 2025 were $100.0 million, up $12.7 million or 14.5% compared to the prior year’s fourth quarter primarily reflecting a strong pick-up in fiberglass pool sales as well as increased demand for autocovers.

Fourth Quarter Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended
	December 31, 2025	December 31, 2024
In-Ground Swimming Pools	$50,249	$43,639
Covers	37,015	31,209
Liners	12,686	12,425
Total	$99,950	$87,273

Gross profit for the fourth quarter of 2025 was $27.9 million, 30.3% above the $21.4 million in the prior year’s fourth quarter. Gross margin of 28.0% expanded by 340 basis points from 24.6% in the year-ago quarter, primarily resulting from volume leverage, lean manufacturing and value engineering initiatives.

Selling, general, and administrative expenses were $31.4 million, an increase of $4.2 million or 15.6% compared to the fourth quarter of 2024, primarily representing increased investment in sales and marketing to accelerate adoption and awareness of fiberglass pools and autocovers, as well as an increase in stock-based compensation.

Net loss was $7.0 million, or $0.06 per diluted share, significantly less than the net loss of $29.2 million, or $0.25 per diluted share, reported for the prior year’s fourth quarter. Net loss margin was 7.0%, compared to net loss margin of 33.4% for the fourth quarter of 2024.

Adjusted EBITDA for the fourth quarter of 2025 was $10.5 million, up $6.9 million or 189.6% from $3.6 million in the prior year’s fourth quarter. Adjusted EBITDA margin was 10.5%, 630 basis points above the 4.2% reported in the prior year period.

Full Year 2025 Results

Net sales were $545.9 million, up $37.4 million or 7.4% from $508.5 million in the prior year period, primarily attributable to higher sales volumes resulting from both organic and acquisition-related growth and tariff-related price increases. This was achieved within a U.S. in-ground pool market that Latham estimates declined by a low- to mid-single-digit rate.

Full Year 2025 Net Sales by Product Line
(in thousands)

	Year Ended
	December 31, 2025	December 31, 2024
In-Ground Swimming Pools	$261,960	$259,214
Covers	160,764	131,335
Liners	123,188	117,971
Total	$545,912	$508,520

Gross profit was $182.1 million, 18.4% above the $153.7 million reported in the prior year period. Gross margin expanded by 320 basis points to 33.4% from 30.2% in the prior year period, primarily resulting from production efficiencies from our lean manufacturing and value engineering initiatives, and a margin benefit from the three Coverstar acquisitions.

Selling, general, and administrative expenses increased to $122.6 million, up $14.2 million or 13.1%, from $108.4 million in the prior year period, primarily due to investments in sales and marketing, our digital transformation efforts, and the full year impact of Coverstar Central and the inclusion of Coverstar New York and Tennessee.

Net income was $11.1 million, or $0.09 per diluted share, compared to a net loss of $17.9 million, or $0.15 per diluted share, in the prior year period. Net income margin was 2.0% compared to a net loss margin of 3.5% in the prior year period.

Adjusted EBITDA was $99.8 million, up $19.6 million or 24.4% from $80.2 million in the prior year. Adjusted EBITDA margin was 18.3%, a 250-basis-point increase from 15.8% in the prior year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended 2025 with cash of $71.0 million. Net cash provided by operating activities was $11.3 million in the fourth quarter and $51.4 million for the full year 2025.

Total debt was $279.8 million at year-end, and the net debt leverage ratio was 2.1.

Capital expenditures totaled $9.2 million in the fourth quarter of 2025 compared to $6.3 million in the fourth quarter of 2024. For the year ended December 31, 2025, capital expenditures were $25.4 million compared to $20.1 million in the prior year period.

Summary and Outlook

On February 26, 2026, Latham completed the acquisition of Freedom Pools, a fiberglass pool manufacturer and installer operating in Australia and New Zealand. The acquisition is expected to be immediately accretive to Latham’s earnings, adding approximately $20 million in net sales and approximately $4 million in adjusted EBITDA on an annualized basis before acquisition synergies. More details are contained in a separate release issued at the same time as this earnings release.

“For 2026, we are guiding to strong revenue growth despite our projection that U.S. in-ground pool starts remain roughly in line with 2025 levels – representing Latham’s continued outperformance compared to the market. Underpinning our revenue guidance is our expectation for mid-single-digit organic growth reflecting Latham’s leadership in the design and manufacture of fiberglass pools and autocovers, two product categories with significant growth runways.

“In 2026, we plan to expand and refine our branding and marketing investments, with increased focus on building out our presence in the Sand States through greater contractor and homebuilder engagement. The opportunity there is substantial, and we are developing programs to enhance dealer conversion and expand our presence in our target markets.

“Guidance for Latham’s full year 2026, contained in the table below, represents year-on-year sales growth of 9.0% at the midpoint, reflecting our expectation for mid-single-digit organic growth together with the benefit of the Freedom Pools acquisition. Adjusted EBITDA growth of 12.7% at the midpoint reflects the significant operating leverage inherent in our business model and includes the impact of increased spending on growth initiatives,” Mr. Gadd concluded.

FY 2026 Guidance Ranges

	Low	High
Net Sales	$580 million	$610 million
Adjusted EBITDA[1]	$105 million	$120 million
Capital Expenditures	$42 million	$48 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2026 is not available without unreasonable effort due to uncertainty related to our future income tax expense (benefit).

Conference Call Details

Latham will hold a conference call to discuss its fourth quarter and full year 2025 financial results today, March 3, 2026, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10205712/1030db875c0. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through March 3, 2027, on the Company’s investor relations website under “Events & Presentations”. A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,850 employees on average across around 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This earnings release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under U.S. GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this earnings release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit), (iv) (gain) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs and (x) the Odessa fire and such other unusual events, and (xi) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We encourage you to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be mindful that in the future we may incur expenses that are the same as or similar to some of the adjustments in this earnings release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, acquisitions and related benefits, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: potential breaches to our technological infrastructure and information systems; geopolitical instability and market instability caused by such instability; inflationary impacts, including on consumer demand for our products; the impact of trade policies on our global supply chain, the import or export of goods and their related costs, as well as on consumer confidence; natural disasters, public health issues or other catastrophic events; adverse weather conditions impacting our sales, which can lead to significant variability of sales in reporting periods; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; unfavorable economic conditions and related impact on consumer spending and demand for our products; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; compliance with government regulations; declining home ownership affecting demand for our products; our ability to globally source raw materials and components for manufacturing our products; competitive risks; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net sales	$99,950	$87,273	$545,912	$508,520
Cost of sales	72,013	65,828	363,824	354,776
Gross profit	27,937	21,445	182,088	153,744
Selling, general, and administrative expense	31,419	27,190	122,565	108,364
Amortization	7,240	7,281	28,944	27,103
(Loss) income from operations	(10,722)	(13,026)	30,579	18,277
Other expense:
Interest expense, net	6,218	4,690	25,805	24,840
Other (income) expense, net	(1,305)	4,540	(3,492)	6,237
Total other expense, net	4,913	9,230	22,313	31,077
Earnings from equity method investment	2,471	1,275	5,222	4,060
(Loss) income before income taxes	(13,164)	(20,981)	13,488	(8,740)
Income tax (benefit) expense	(6,153)	8,189	2,364	9,120
Net (loss) income	$(7,011)	$(29,170)	$11,124	$(17,860)
Net (loss) income per share attributable to common stockholders:
Basic	$(0.06)	$(0.25)	$0.10	$(0.15)
Diluted	$(0.06)	$(0.25)	$0.09	$(0.15)
Weighted-average common shares outstanding – basic and diluted:
Basic	116,711,906	115,564,382	116,424,673	115,434,828
Diluted	116,711,906	115,564,382	119,822,088	115,434,828

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash	$71,043	$56,398
Trade receivables, net	39,914	32,299
Inventories, net	74,926	77,101
Income tax receivable	12,178	3,964
Prepaid expenses and other current assets	20,943	8,536
Total current assets	219,004	178,298
Property and equipment, net	118,820	112,848
Equity method investment	26,482	24,891
Deferred tax assets	718	729
Operating lease right-of-use assets	30,723	28,259
Goodwill	155,189	152,625
Intangible assets, net	268,073	292,913
Other assets	4,214	3,644
Total assets	$823,223	$794,207
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,283	$13,141
Current maturities of long-term debt	3,250	3,250
Current operating lease liabilities	7,630	7,176
Accrued expenses and other current liabilities	48,979	47,410
Total current liabilities	79,142	70,977
Long-term debt, net of discount, debt issuance costs, and current portion	276,591	278,271
Deferred income tax liabilities, net	34,269	32,347
Non-current operating lease liabilities	23,964	22,138
Other long-term liabilities	3,396	3,252
Total liabilities	$417,362	$406,985
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both December 31, 2025 and December 31, 2024; no shares issued and outstanding as of both December 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 116,766,927 and 115,764,839 shares issued and outstanding, as of December 31, 2025 and December 31, 2024, respectively	12	12
Additional paid-in capital	473,423	467,076
Accumulated deficit	(63,692)	(74,816)
Accumulated other comprehensive loss	(3,882)	(5,050)
Total stockholders’ equity	405,861	387,222
Total liabilities and stockholders’ equity	$823,223	$794,207

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

  (unaudited)

	Year Ended
	December 31,	December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$11,124	$(17,860)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	51,354	44,446
Unrealized foreign currency (gains) loss	(4,131)	6,223
Amortization of deferred financing costs and debt discount	1,720	1,720
Non-cash lease expense	7,502	7,111
Change in fair value of interest rate swaps	717	(808)
Deferred income taxes	2,405	(1,678)
Stock-based compensation expense	9,247	7,392
Bad debt expense	1,736	2,069
Other non-cash, net	651	1,115
Earnings from equity method investment	(5,222)	(4,060)
Distributions received from equity method investment	3,632	5,109
Changes in operating assets and liabilities:
Trade receivables	(9,223)	(2,378)
Inventories	2,840	22,695
Prepaid expenses and other current assets	(13,622)	(1,992)
Income tax receivable	(8,214)	(2,981)
Other assets	(244)	1,263
Accounts payable	5,803	(4,039)
Accrued expenses and other current liabilities	(6,072)	(1,329)
Other long-term liabilities	(573)	(711)
Net cash provided by operating activities	51,430	61,307
Cash flows from investing activities:
Purchases of property and equipment	(25,385)	(20,116)
Acquisitions of businesses, net of cash acquired	(4,934)	(64,527)
Net cash used in investing activities	(30,319)	(84,643)
Cash flows from financing activities:
Payments on long-term debt borrowings	(3,250)	(21,250)
Proceeds from borrowings on revolving credit facilities	25,000	—
Payments on revolving credit facilities	(25,000)	—
Repayments of finance lease obligations	(823)	(771)
Common stock withheld for taxes on restricted stock units	(2,900)	—
Net cash used in financing activities	(6,973)	(22,021)
Effect of exchange rate changes on cash	507	(1,008)
Net increase (decrease) in cash	14,645	(46,365)
Cash at beginning of period	56,398	102,763
Cash at end of period	$71,043	$56,398
Supplemental cash flow information:
Cash paid for interest	$26,990	$24,894
Income taxes paid, net	8,180	15,475
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$1,148	$510
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	10,353	5,426

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net (loss) income	$(7,011)	$(29,170)	$11,124	$(17,860)
Depreciation and amortization	13,375	12,156	51,354	44,446
Interest expense, net	6,218	4,690	25,805	24,840
Income tax (benefit) expense	(6,153)	8,189	2,364	9,120
(Gain) loss on sale and disposal of property and equipment	(41)	290	(21)	408
Restructuring charges(a)	364	15	523	512
Stock-based compensation expense(b)	3,915	2,206	9,247	7,392
Unrealized (gains) losses on foreign currency transactions(c)	(1,241)	4,555	(4,131)	6,223
Strategic initiative costs(d)	560	648	2,806	3,329
Acquisition and integration related costs(e)	496	43	785	2,348
Other(f)	6	—	(25)	(539)
Adjusted EBITDA	$10,488	$3,622	$99,831	$80,219
Net sales	$99,950	$87,273	$545,912	$508,520
Net (loss) income margin	(7.0)%	(33.4)%	2.0%	(3.5)%
Adjusted EBITDA margin	10.5%	4.2%	18.3%	15.8%

(a)	Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plans.

(b)	Represents non-cash stock-based compensation expense.

(c)	Represents unrealized foreign currency transaction gains or losses associated with our international subsidiaries.

(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.

(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.

(f)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.

Net Debt Leverage Ratio

(Non-GAAP Reconciliation)

(in thousands)

	December 31, 2025
Total Debt	$279,841

Less:
Cash	(71,043)
Net Debt	208,798

LTM Adjusted EBITDA(1)	99,831
Net Debt Leverage Ratio	2.09	x

(1)	LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent 12 month period.